UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2022

Femasys Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40492	11-3713499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 Johns Creek Court, Suite 100 Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

(770) 500-3910
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FEMY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)

On February 24, 2022, Femasys Inc. (the “Company”) announced the hiring and appointment of Dov Elefant as its Chief Financial Officer, effective February 28, 2022.

Mr. Elefant, age 54, most recently served as Vice President and Chief Financial Officer at Cellectar Biosciences, Inc. from September 2019 to February 2022. Previously, he served as Chief Financial Officer at Akari Therapeutics, Plc from January 2012 to September 2019. Prior to his role at Akari Therapeutics, Plc, he was Chief Financial Officer at Althera Medical Ltd. Mr. Elefant holds a B.S. in Accounting from the Sy Syms School of Business at Yeshiva University.

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Elefant in connection with his appointment as Chief Financial Officer. Under the Employment Agreement, which is effective February 28, 2022, Mr. Elefant will receive an annual salary of $400,000 and he will be eligible to participate in the Company’s annual bonus program, with a target bonus of 40% of his base salary.

In addition, the Employment Agreement provides that, as a material inducement to Mr. Elefant to enter into employment with the Company and, as approved by the Board of Directors, Mr. Elefant will be granted a nonstatutory stock option to purchase 100,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) on February 28, 2022, as an inducement grant outside of the Company’s 2021 Equity Incentive Plan pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award”), with an exercise price per share equal to the closing price per share of the Common Stock on the Nasdaq Stock Market on the grant date. The Inducement Award will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of employment, with the remaining shares vesting 25% each year over the following three years, subject to Mr. Elefant’s continued employment with the Company. Mr. Elefant will also be eligible to receive such future long-term incentive awards as the Board of Directors shall deem appropriate.

The Employment Agreement provides that if Mr. Elefant’s employment is terminated by us without cause, or by him for good reason, within 12 months of a change of control, he will receive (i) his unpaid non-prorated prior year bonus, (ii) continuation of his base salary payments for eighteen months following his termination of employment, and (iii) subsidized COBRA premiums for eighteen months following his termination of employment, in each case subject to certain conditions, including the execution of a release of all claims against the Company. The Employment Agreement also provides that if Mr. Elefant’s employment is terminated by us without cause, or by him for good reason, not within 12 months of a change of control, he will receive (i) his unpaid prorated prior year bonus, (ii) continuation of his base salary payments for twelve months following his termination of employment, and (iii) subsidized COBRA premiums for twelve months following his termination of employment, in each case subject to certain conditions, including the execution of a release of all claims against the Company. Mr. Elefant will be eligible to participate in the Company’s 401(k) plan, health plans, and other benefits on the same terms as all of our other employees. The foregoing descriptions are qualified in their entirety by the full text of the Employment Agreement and the form of inducement stock option agreement for the Inducement Award, which are filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

There are no transactions between Mr. Elefant and the Company and there is no arrangement or understanding between Mr. Elefant and any other persons or entities pursuant to which Mr. Elefant was appointed as an officer of the Company.

Item 8.01.	Other Events

On February 24, 2022, the Company issued a press release announcing the appointment of Mr. Elefant as its Chief Financial Officer.  A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of February 28, 2022, between Femasys Inc. and Dov Elefant
10.2	Form of Inducement Stock Option Agreement
99.1	Press Release of Femasys Inc. dated February 24, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Femasys Inc.

By:	/s/ Kathy Lee-Sepsick
Names: Kathy Lee-Sepsick
Title: Chief Executive Officer

Date: February 24, 2022